PROXY

            SOLICITED ON BEHALF OF NOVAMETRIX 13-D SHAREHOLDER GROUP

Directors

1.  Election of three directors for     3. In their discretion, the proxies or
    3 year term each.                      each of them is authorized to vote
                                           upon such other business as may
    Nominees: Dr. Vartan Ghugasian,        properly come before the meeting, or
    Paul Cote and John Orestis             any adjournments thereof.

    [ ] For All Nominees                4. Please date and sign exactly as name
                                           appears hereon.  Each executor,
    [ ] Withhold All Nominees              administrator, trustee, guardian,
                                           attorney-in-fact and other fiduciary
   Or    withhold Authority to vote for      should sign and indicate his or her
    any of the following nominees:         full title.  Only one signature is
                                           required in the case of stock
    [ ] Dr. Vartan Ghugasian               ownership in the name of two or more
                                           persons.
    [ ] Paul Cote
                                        No. of Shares _________________
    [ ] John Orestis
                                        Shareholder Name and Address
Proposals

2.  Approval of Shareholder Proposal    _________________________  ____________
    as set out below:                   Signature(s)               Date

    "The Shareholders urge the Board of Directors of the Company to take steps necessary to initiate a program the objective of which is to maximize shareholder values. Such program should require, as a first step, that the directors engage the services of a qualified investment banker to evaluate whether the current market quotations accurately reflect the true value of the company and to propose a course of action based upon its findings. If the proposal is approved by the shareholders and acted upon by the directors, the directors should report the status of the program in the next quarterly report to shareholders or by an equivalent timely communication."

    For [ ]  Against [ ]  Abstain [ ]

      PLEASE DATE AND SIGN THE CARD AND RETURN IT IN THE ENCLOSED ENVELOPE
                           (continued on reverse side)

                                 REVOCABLE PROXY

                        NOVAMETRIX MEDICAL SYSTEMS, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF NOVAMETRIX 13-D SHAREHOLDER GROUP

         The         undersigned         stockholder of Novametrix Medical
         Systems, Inc., (Novametrix)   named herein     hereby appoints RICHARD
         BOULET and JOHN ORESTIS, or either of them,   with     full power of
         substitution as proxy to cast all votes which the       undersigned
                 said     stockholder is entitled to cast at the Annual Meeting
         of the Stockholders of the Company to be held on October 9, 1996 in Wallingford, Connecticut, and at any adjournments thereof, upon
         the matters listed on the reverse side.  The        undersigned
            said     stockholder hereby revokes any proxy or proxies heretofore given.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with your instructions as stockholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the proposal set forth herein. Any proxy given by any stockholder may be revoked by the stockholder prior to its exercise by voting in person at the annual meeting, by giving written notice to the Secretary of Novametrix prior to the annual meeting or by giving a later dated proxy.